ACQUISITION AND ADMINISTRATION AGREEMENT

AGREEMENT made as of this 28TH day of June, 2002, by and between Cherry Lane Publishing Company, Inc. of 6 East 32nd Street, 11th Floor, New York, New York 10016 (“Company”) and 4Kids Entertainment Music, Inc. of 1414 Avenue of the Americas, New York, New York 10019 (“4KEM”).

WHEREAS, subject to the terms and conditions set forth herein, 4KEM has the exclusive right to administer, sell, otherwise dispose of and deal with all copyrights and other rights in musical compositions of every kind, whether now in existence or hereafter created, including so called “cues,” including the music, lyrics and titles thereof and all copyrights and other rights, in all sound recordings of every kind (including the musical compositions contained therein), whether now in existence or hereafter created, including attendant soundtrack rights utilized in, derived from, or relating to existing and future television programs and motion pictures produced, owned, controlled or acquired directly or indirectly or in whole or in part during the term hereof by 4KEM, or by any of 4KEM’s parent, subsidiary, affiliated or related companies or entities of any kind, (“4Kids Affiliates”) including without limitation the television series “Yu-Gi-Oh,” “Cubix” and “Tama & Friends” (but specifically excluding only those rights with respect to the Pokemon television series and motion pictures encompassed by existing agreements between

Company and 4KEM and/or any 4Kids Affiliates). All of the television programs and motion pictures referred to above are hereafter referred to as the “Shows.” All of the aforesaid copyrights and other rights in the aforesaid musical compositions and sound recordings are hereinafter referred to as the “Intellectual Assets”; and

WHEREAS, notwithstanding the foregoing, the extent of and the limitations to, 4KEM’s rights in each of the Intellectual Assets presently in existence and the Compositions and Recordings comprising same are set forth on Schedules I and II hereof which are annexed hereto and made part hereof. As each new Intellectual Asset comes into existence 4KEM shall supply to Company true and accurate Schedules with respect thereto which shall set forth the extent of and the limitations to 4KEM’s rights in each such new Intellectual Asset and shall similarly be incorporated herein and made part hereof. Anecdotal information may be included in such Schedules in addition to the columnar information indicated and shall be accompanied by all necessary third party contractual provisions in support and documentation thereof)

WHEREAS, 4KEM wishes Company to administer the Intellectual Assets on the terms and conditions contained herein; and

WHEREAS, Company wishes to administer the Intellectual Assets upon the terms and conditions contained herein; and

WHEREAS, 4KEM wishes to transfer to Company an ownership interest in the Intellectual Assets; and

WHEREAS, Company wishes to acquire an interest in the Intellectual Assets.

NOW, THEREFORE, in consideration of the grants and obligations herein contained, it is agreed as follows:

1.  (a) 4KEM hereby assigns to Company an undivided one-half (1/2) interest in 4KEM’s interests in the Intellectual Assets, including but not limited to all of the recordings and all of the compositions comprising same, including but not limited to those compositions set forth on Schedule I attached hereto and made part hereof and all copyrights, renewal copyrights, extensions of rights, including post-termination rights and other rights therein and thereto throughout the Territory in perpetuity. As a result of such assignment and transfer of rights, 4KEM and Company shall each own an undivided one-half (1/2) interest in and to such portion of the Intellectual Assets and all copyrights, renewal copyrights, extensions of rights, including post-termination rights therein and thereto, that 4KEM and/or the 4Kids Affiliates owned or controlled prior to the transfer. Except as provided in the Schedules, the territory within which 4KEM and Company may exploit the rights herein granted to the Intellectual Assets (the “Territory”) shall be throughout the universe. Except as provided in the Schedules, the term within which 4KEM and Company may exploit the rights herein granted to the Intellectual Assets (“CR Term”) shall be in perpetuity.

(b)	Company acknowledges and agrees that the

Company’s rights with respect to the Compositions and Recordings are subject in all cases to any and all limitations on the rights of 4KEM and 4Kids and Affiliates in such Compositions and Recordings. For the avoidance of doubt, if 4KEM or 4Kids and Affiliates do not own one hundred percent (100%) of the copyright to any Composition, Company’s rights with respect to such Composition shall be limited to one-half of the ownership interest of 4KEM or 4Kids and Affiliates in such Composition and Company’s administration of such Composition shall likewise be limited to such rights of administration owned or controlled by 4KEM or 4Kids and Affiliates in such Composition.

(c)       Company further acknowledges and agrees that the Schedules also list and shall list any restrictions on the territories within which or term during which Company may exploit such Compositions and Recordings. Company acknowledges and agrees that the grant of rights to Company hereunder is subject to such territorial limitations or term limitations set forth on the Schedules and Company agrees to abide by such limitations.

(d)            Company further acknowledges that the 4KEM’s and Company’s rights to the Compositions and Recordings are subject to any other limitations set forth in the agreements between 4KEM and/or affiliates, on the one hand, and the third parties who (i) write the music, or (ii) own or control rights to the Shows, or (iii) otherwise own or control Compositions or Recordings. Company acknowledges that the Schedules list and shall also list such additional limitations and Company agrees to abide by such limitations.

(e)       In the event that 4KEM or affiliates enter into one or more agreements with third parties providing for 4KEM and affiliates to create musical compositions for any Show but for the copyright to such musical compositions to be owned by such third parties with 4KEM or affiliates to receive all or a portion of the music publishing revenues from such musical compositions, 4KEM and Company agree that Company shall receive one half (½) of 4KEM’s share of the music publishing revenues or other monies payable to 4KEM and affiliates in respect of such music.

(f)            Company acknowledges and agrees that 4KEM shall have sole creative control over the Compositions and Recordings and that any creative decision with respect to the

Compositions and Recordings shall be made by 4KEM, in its sole discretion, provided however, that not more than One Hundred Thousand ($100,000.00) Dollars may be spent on a Recording without the mutual consent of Company and 4KEM.

(g)            4KEM shall provide in its agreements with the writers of musical compositions comprising Intellectual Assets (“writers”) that they shall receive as royalties no more than 37.5% of the mechanical, foreign, synchronization, and other income earned thereby, other than the writer’s share of performance income. Beginning with Compositions composed after February 1, 2002, 4KEM shall secure for the benefit of 4KEM and

Company a twenty five (25%) percent interest in the writer’s share of performance income with respect to each musical composition comprising an Intellectual Asset and shall deliver said performance income to Company, for inclusion as part of Composition/Recordings Gross Receipts immediately upon its receipt thereof. Notwithstanding anything herein to the contrary, Company acknowledges and agrees that during the Term, there may be writers whose services are deemed necessary in connection with the creation of an Intellectual Asset who refuse to agree to a reduction of their writer royalties to accommodate this sub paragraph, and that in those exceptional instances, 4KEM, in the good faith exercise of its business judgment, may dispense with the requirements of this subparagraph.

(h) The parties acknowledge and agree that 4KEM shall update the Schedules (including the anecdotal information) from time to time as may be necessary to reflect the creation of new Compositions and Recordings and to reflect deals with property owners with respect to Compositions and Recordings. 4KEM shall consult with Company regarding deals with property owners with respect to Compositions and Recordings. 4KEM shall provide Company from time to time as they come into being with copies of the provisions of agreements with property owners pertaining to the Compositions and Recordings.

2.       (a)       Company and 4KEM shall each own an undivided one-half (1/2) interest in and to the intellectual assets created by Company hereunder (the “Company Intellectual Assets”) and all copyrights, renewal copyrights, extensions of rights, including post-termination rights and other rights therein and thereto throughout the Territory in perpetuity. Company hereby assigns to 4KEM an undivided one-half (1/2) interest in its interest in Company Intellectual Assets, including all musical compositions and sound recordings and all copyrights, renewal copyrights, extensions of rights, including post-termination rights and other rights therein and thereto throughout the Territory in perpetuity.

(b)    Company shall provide in its agreements with the writers of musical compositions comprising Company Intellectual Assets (“writers”) that they shall receive as royalties no more than 37.5% of the mechanical, foreign, synchronization, and other income earned thereby, other than the writer’s share of performance income. Company shall secure for the benefit of 4KEM and Company a twenty-five (25%) percent interest in the writer’s share of performance income with respect to each musical composition which is a Company Intellectual Asset and shall include said performance income as part of Composition/Recordings Gross Receipts immediately upon its receipt thereof.

3.  All musical compositions included in the Intellectual Assets and the Company Intellectual Assets are hereinafter referred to as the “Compositions” and all sound recordings included in the Intellectual Assets and the Company Intellectual Assets are hereinafter referred to as the “Recordings.” 4KEM hereby grants to Company and Company shall have the sole and exclusive right and obligation to administer and protect and deal in and with the Compositions and the Recordings during the lesser of the (i) CR Term, or the Term (as defined below in Paragraph 4) and throughout the Territory applicable to each such Composition or Recording. Without limiting the generality of the foregoing, Company shall have the right to lease, license or otherwise turn to account any and all rights in the Compositions and the Recordings and to collect, hold and distribute any sums realized therefrom, including uncollected sums earned prior to the commencement of the Term. The rights herein granted Company include, but are not limited to, the right to authorize any other person, firm or corporation including its own affiliates and subsidiaries to sub-publish the Compositions in any part of the Territory. Company shall have the right to accord such other person, firm or corporation label, and/or album cover, and/or sheet music credit with regard to its services in connection with the Compositions; provided, however, that the position and size of the credit, if disconsonant with industry norms, shall be subject to the approval of 4KEM.

4.  (a)  The term of this agreement shall be for a period of fifteen (15) years from the date hereof (the “Term”). It is however, specifically understood and agreed that all rights vested in Company and 4KEM hereunder with respect to such Compositions and Recordings shall survive the expiration of the

Term hereof and shall endure, except as may be limited by the Schedules, for the duration of all copyrights and renewals and extensions thereof in and to their respective interests in the Intellectual Assets and Company Intellectual Assets, including the Compositions and Recordings throughout the Territory.

(b)       It is specifically understood and agreed that Company’s exclusive right to administer 4KEM’s interests in the Intellectual Assets and Company Intellectual Assets, including the Compositions and the Recordings, shall cease upon the expiration of the Term, provided however, that Company shall be entitled for a period of two (2) years following the expiration of the Term to collect and account for in accordance with the terms hereof all monies earned by the Compositions and the Recordings during the Term but not collected by Company during the Term.

5.  “Composition/Record Gross Receipts” as that term is used herein shall mean all monies actually earned by the Compositions and the Recordings, (including the so called “writer’s share” of performance income received by Company pursuant to Paragraph 1(g) above) actually received by Company in the United States from the sale, lease, license, disposition or other turning to account of rights in the Compositions and the Recordings, including all monies actually received in connection with the infringement by third parties of rights in the Compositions or the Recordings.

“Composition/Record Net Receipts” as that term is used

herein shall be arrived at as follows:

(a)       Company shall first deduct and retain ten (10%) percent of Composition/Record Gross Receipts in consideration of its services hereunder;

(b)       Company shall then deduct five (5%) percent of Composition/Record Gross Receipts and pay such sum to 4KEM (subject to Paragraph 14(f) below) in consideration of 4KEM’s excess song costs.

(c) Company shall then deduct from the Composition/Record Gross Receipts that portion of Composition/Record Gross Receipts payable to various property owners set forth in the Schedules to this Agreement who receive a portion of Composition/Record Gross Receipts attributable to Compositions contained in or Recordings based on the television series or productions owned by such property owners. Company shall pay to 4KEM such amount for remittance to the property owners. With respect to all property owners receiving a share of the Composition/Record Gross Receipts after deduction of expenses, 4KEM shall provide Company on a quarterly basis with an accounting statement setting forth the expenses incurred by 4Kids and Affiliates that may be charged against such property owner’s share of the Composition/Record Gross Receipts in accordance with the relevant agreement between 4Kids and Affiliates and such property owner. Company shall provide 4KEM with a statement setting forth the expenses incurred by Company that may be charged against such property owner’s share of the

Composition/Record Gross Receipts in accordance with the relevant agreement between 4Kids and Affiliates and such property owner as previously supplied to Company by 4KEM..

(d)       Company shall then deduct from Composition/Record Gross Receipts and pay therefrom the royalties due to the writers of the Compositions (the “Writers”) and the royalties due the Artists and Producers of the Recordings in accordance with any applicable agreements that have been furnished to Company;

(e) Company shall then deduct from Composition/Record Gross Receipts the Advances provided for in Paragraph 14 below;

(f)            From the balance of Composition/Record Gross Receipts remaining after the deductions provided for in Paragraphs 5(a), 5(b), 5(c),5(d) and 5 (e) hereof, Company shall be entitled to deduct and retain amounts equal to the following reasonable out-of-pocket direct costs actually advanced or incurred by Company with respect to the Compositions ("Composition Costs") and the Recordings (Recordings Costs):

(i) All costs of copyrighting the Compositions and the Recordings;

(ii) fees of a trustee or collecting agent for the licensing of recording or other rights in the Compositions that are disconsonant with industry practices;

(iii) legal fees not in the ordinary course of Company’s business, including legal fees arising out of or relating to any claim of copyright infringement brought by or against Company relating to the Compositions and/or the Recordings. Pryor Cashman Sherman & Flynn LLP is approved as counsel in connection with matters contemplated by this paragraph;

(iv) amounts paid to partial owners of the Compositions and/or the Recordings or third party publishers and record companies and/or producers, if any;

(v) accounting fees not in the ordinary course of Company’s business, such as audits of the books and records of licensees of the Intellectual Assets;

(vi) the costs of any phonograph records or tapes of the Compositions distributed for promotional purposes and the out of pocket costs of such distribution;

(vii) the cost of collection of Composition/Record Gross Receipts and the costs of demonstration records of the Compositions, if any when such costs of collection are disconsonant with industry practice.

4KEM shall have a right of approval, not to be unreasonably withheld or delayed, over items (ii), (iii), (v) and (vii) above. Any unrecouped Composition Costs or Recordings Costs for any accounting period may be recouped from Composition/Record Gross Receipts remaining after the payments provided for in Paragraphs 5(a), 5(b), 5(c) and 5(d) hereof in any subsequent accounting period.       Except as provided below in Paragraphs 15 and 18, 4KEM and Company shall each receive fifty (50%) percent of the Composition/Record Net Receipts.

6.   Within ninety (90) days after March 31, June 30, September 30 and December 31 of each year, Company shall furnish 4KEM with statements setting forth its share of the Composition/Record Net Receipts, if any, for the three (3) month period ending on such March 31, June 30, September 30 or December 31, computed in accordance with the provisions of Paragraphs 5, 15 and 18. The statement delivered to 4KEM shall be accompanied by payment of the Composition/Record Net Receipts set forth on such statement. Company shall also use reasonable commercial efforts to provide 4KEM with a good faith estimate of the 4KEM share of Composition/Record Net Receipts within thirty-five (35) days after the end of each calendar quarter during the Term. Except as provided below, said statements and payments, in the absence of written objection thereto by 4KEM within three (3) years from receipt thereof, shall constitute an account stated as to all royalties due for the period covered by such statement and/or payment. 4KEM shall have the right to cause Company's books and records to be examined by a certified public accountant with respect to statements rendered hereunder to which 4KEM's right to object has not expired, as provided herein, provided, however, that no such examination shall take place any later than ninety (90) days after 4KEM has sent to

Company the aforementioned written objection. Under no circumstances (except as hereinbelow provided) shall 4KEM be entitled to conduct such an examination more than once during any calendar year and not more than once as to any accounting period. Such examination shall take place at Company's place of business during normal business hours upon thirty (30) days prior written notice to Company and shall be completed within ninety (90) days of its commencement. Except as provided below, 4KEM shall be foreclosed from maintaining any action, claim or proceeding relating to any accounting hereunder unless it is commenced against Company in a court of competent jurisdiction within two (2) years after the date 4KEM has delivered its written objection to Company hereunder. Such examination shall be at 4KEM’s expense; provided, however, that if as the result of any examination there is adjudicated to be, or stipulated by Company to be an underpayment of more than ten (10%) percent of the amount due for the period that is subject to the examination, Company shall reimburse 4KEM for the reasonable cost (excluding travel and lodging) of such examination. Company shall also promptly pay 4KEM the amount due pursuant to the findings of such examination. Notwithstanding the foregoing, Company acknowledges that 4KEM or 4Kids Affiliates may be subject to contractual obligations to licensors of rights related to Intellectual Assets that may require it to conduct audits of Company that are in conflict with the foregoing. In those instances where such contractual requirements are imposed upon 4KEM or 4Kids Affiliates by third parties, Company shall accommodate such audit requirements. After the aggregate value of Company’s share of the Composition/Record Net Receipts and the Company’s administration fees pursuant to this Agreement equals Five Million ($5,000,000.00) Dollars, Company shall, subject to payments to writers and other third parties, deposit Composition/Record Gross Receipts in an interest bearing account and shall divide the interest earned fifty percent (50%) to Company and fifty percent (50%) to 4KEM.

7.  Notwithstanding anything herein contained, the parties acknowledge that all creative decisions with respect to uses of the Compositions and the Recordings are subject to the approval of 4KEM; hence Company acknowledges and agrees that it shall not issue licenses with respect to uses of the Compositions or the Recordings, except mechanical licenses for uses of the Compositions at no less than three-quarters (3/4) of the mechanical rate provided by the United States Copyright Act, without the prior consent of 4KEM.

8.  Each party hereby agrees to do all acts and things and to execute any and all instruments and documents required by the other party or by the terms of this Agreement to effectuate and implement any or all terms, provisions and purposes of this Agreement. 4KEM or 4Kids Affiliates specifically agree to execute a short form assignment in the form of the assignment annexed hereto and made part hereof as Exhibit “A” with respect to each of the Compositions. In the event of the unavailability of 4KEM or 4Kids Affiliates, or of the refusal or failure of 4KEM or 4Kids Affiliates to comply with the provisions of this Paragraph 8, Company is hereby designated 4KEM’s or 4Kids Affiliates’ agent and is authorized to act in the place and stead of 4KEM or 4Kids and Affiliates to implement the terms hereof. Company specifically agrees to execute a short form assignment substantially in the form of the assignment annexed hereto and made part hereof as Exhibit “A” with respect to each of the Company Intellectual Assets. In the event of the refusal or failure of Company to comply with the provisions of the this Paragraph 8, 4KEM is hereby designated Company’s agent and is authorized to act in the place and stead of Company to implement the terms of this Paragraph 8.

9.  4KEM warrants and represents that the musical compositions and sound recordings listed in Schedules I and II annexed hereto and made part hereof are all of the Compositions and Recordings, respectively, in existence upon the execution of this Agreement. 4KEM shall promptly furnish notice to Company of the acquisition or creation of all future Compositions and Recordings together with all of the information with respect thereto required by Schedules I and II. Such future

Compositions and Recordings shall then be deemed automatically added to Schedules I and II hereof respectively, upon their acquisition or creation. 4KEM further warrants and represents that all royalties or other sums due to songwriters, third party publishers, artists and record producers and other third parties with respect to the Compositions and the Recordings through the date hereof have been or shall be paid in full.

10.  4KEM warrants and represents that each of the Compositions and the Recordings are and shall be original and shall not infringe upon any other copyrighted work or the rights of third parties; that 4KEM has the full right, power and authority to enter into this Agreement and to grant to Company the rights herein granted. 4KEM will indemnify and hold Company harmless from and against any claim(s) arising out of or connected with any breach or alleged breach by 4KEM of this Agreement or of any warranty, representation or covenant made by 4KEM herein. 4KEM shall be given written notice of any such claim(s) and shall defend such claim by an attorney of its choice and at 4KEM’s expense. Except in those instances where by reason of contractual commitments by 4KEM to owners of properties involving Compositions and/or Recordings which would bar Company from participation, Company shall have the right to participate in the defense of such claim(s) by attorney’s of its choice at its own expense. Where Company is barred as aforesaid, 4KEM shall keep Company apprised of all aspects of such claim(s)and any litigation arising therefrom and shall promptly supply Company with copies of all claim letters, correspondence, related documents, pleadings, etc.

11.  4KEM and Company agree that in the event, in the opinion of either, the other has breached this Agreement, the complaining party shall deliver to the purported breaching party by registered or certified mail, return receipt requested, Federal Express or United States Express mail, a written notice specifying all such alleged breach(es). The recipient of such notice shall have thirty (30) days from its receipt to substantially cure such alleged breach. Such alleged breach shall not be grounds for any action, claim or proceeding, whether at law or in equity, with respect to this Agreement until the expiration of said thirty(30) day period and unless during said thirty(30) day period the purported breaching party has not substantially cured same. No waiver of any provision of, or default under this Agreement shall affect the right thereafter to enforce same. In the event of any adjudicated termination, or the expiration of this Agreement as provided herein, 4KEM’s obligation to transfer and assign to Company an undivided one half interest in 4KEM’s interests in musical compositions thereafter created shall likewise terminate and 4KEM shall have the right to use an administrator other than Company to administer 4KEM’s ownership interest in the Compositions and Recordings.

12.  Company shall not initiate litigation in connection with infringements of the Compositions by third parties unless mutually agreed upon by 4KEM and Company. Any proceeds of such litigation shall be shared between Company and 4KEM as set forth above after the deduction of the actual costs attendant upon such litigation.

13.  In consideration of the rights assigned and transferred by 4KEM to Company with respect to 4KEM’s interest in the Compositions hereunder, Company agrees to pay 4KEM the following amounts: (i) the sum of $3,000,000 upon execution and delivery of this Agreement, which sum shall be paid with respect to the transfer to Company of one-half of 4KEM’s interest in the Compositions contained in, or to be contained in “Yu-Gi-Oh,” “Cubix,” “Tama & Friends,” “Ultraman,” “Ultimate Muscle,” “Kirby,” “Fighting Foodons,” and “Teenage Mutant Ninja Turtles” existing as of date hereof; (ii) the sum of $750,000, which sum shall be paid by Company to 4KEM on the first anniversary of the date hereof and shall be paid with respect to the transfer to Company of one-half of 4KEM’s interest in the new Compositions and Recordings added to the Schedules between the execution of this Agreement and said first anniversary payment date; and (iii) the sum of $750,000 which shall be paid by Company on the second anniversary of the date hereof and shall be paid with respect to the transfer to Company of one-half of 4KEM’s interest in the new Compositions and Recordings added to the Schedules between the first anniversary and second anniversary payment dates; and (iv)the sum of $500,000 which shall be paid by Company on the third anniversary of the date hereof and shall be paid with respect to the transfer to Company of one-half of 4KEM’s interest in the new Compositions and Recordings added to the Schedules throughout the remainder of the Term and all other Intellectual Assets not specifically otherwise referred to in this Paragraph. The parties acknowledge and agree that the sums set forth above in Paragraph 13 are not, and shall not be deemed to be, advances against 4KEM’ s share of the Composition/Record Gross Receipts but rather shall be payment by Company for the undivided one half interest in 4KEM’s interests in the Compositions, Recordings and Intellectual Assets hereunder.

14.  Company shall advance the following sums (the “Advances”):

(a)  Three Thousand ($3,000.00) Dollars to 4KEM for each of the first twenty-six (26) new episodes of a television series which is a Show hereunder and which contains seventeen (17) or more minutes of original music one hundred (100%) percent of which is owned by 4KEM and Company and exclusively administered by Company throughout the universe, and a lesser sum for each such episode which contains fewer than seventeen (17) minutes of such music, or which contains original music only partially owned by Company and 4KEM and not exclusively administered by Company and Six Hundred ($600.00) Dollars [in lieu of Three Thousand ($3,000.00) Dollars] with respect to the twenty-seventh (27th) and each subsequent new episode of such a television series. The number of minutes ascribable to original music which is not owned one hundred (100%) percent by Company and 4KEM shall be arrived at by dividing the playing time of such music by the percentage thereof owned by Company, e.g. if Company and 4KEM owned fifty (50%) percent of a piece of original music that played for ten (10) minutes in such an episode it would be deemed to have a playing time of five (5) minutes for the purposes of this Paragraph. The advance payable by Company pursuant to this Paragraph with respect to such an episode which contains less than seventeen (17) minutes of original music owned one hundred (100%) percent by Company shall be reduced proportionately. By way of illustration: If the tenth (10th) episode of such a television series contained five (5) minutes of original music owned one hundred (100%) percent by Company and 4KEM and ten (10) minutes of original music owned fifty (50%) percent by Company and 4KEM and fifty (50%) percent by third party “X” which was co-administered by Company and “X” the advance payable by Company pursuant to this Paragraph would be One Thousand Seven Hundred and Sixty Four ($1,764.71) Dollars and Seventy One Cents or 10/17 of Three Thousand ($3,000.00) Dollars. Notwithstanding anything hereinabove contained, if Company does not administer at least the share of such music owned by Company and 4KEM, the playing time of such music shall not be included in the calculation of the advance payable pursuant to this Paragraph. The term “original music” as used in this Paragraph shall mean music created for the episode with respect to which the advance is being paid. Company shall pay the advances provided for herein with respect to Yu-gi-oh!

episodes 27 et. seq. (with episodes 27-52 being deemed to be the first 26 episodes with the advance being paid at the rate of $3,000 as adjusted in accordance with this Paragraph), Cubix episodes 14 et. seq. and with respect to the episodes of “Ultraman,” “Ultimate Muscle,” “Kirby,” “Fighting Foodons,”, “Teenage Mutant Ninja Turtles” and other television series and productions to be produced by 4Kids and Affiliates during the Term.

(b)  From time to time, as mutually agreed by 4KEM and Company, 4KEM and Company shall cause to be created phonograph records relating to television series that are Shows hereunder. With respect to such phonograph records, Company and 4KEM shall cause to be created original songs as may be required in connection with such phonograph records and shall oversee the production of each such phonograph record. Company shall shop the resulting phonograph record to record companies and shall negotiate and conclude, subject to 4KEM’s approval, any agreements with record companies that may result. Company shall provide such additional services as may be agreed upon by 4KEM and Company. Company shall advance one hundred (100%) percent of the costs attendant upon the creation of the phonograph records contemplated by this Paragraph, which costs shall not exceed One Hundred Thousand ($100,000) Dollars per phonograph record without mutual prior written consent. All phonograph records created pursuant to this Paragraph and musical compositions created for use therein, shall be Intellectual Assets hereunder and shall be the sole and exclusive property of 4KEM and Company.

(c)  From time to time, as mutually agreed by Company and 4KEM, Company and 4KEM shall cause to be created phonograph records relating to motion pictures that are Shows hereunder. With respect to such phonograph records, Company and 4KEM shall cause to be created original songs as may be required in connection with such phonograph records and shall oversee the production of each such phonograph record. Company shall shop the resulting phonograph record to record companies and shall negotiate and conclude, subject to 4KEM’s approval, any agreements with record companies that may result. In addition, Company shall provide such additional services as may be agreed upon by 4KEM and Company. Company shall advance one hundred (100%) percent of the costs attendant upon the creation of the phonograph record contemplated by this Paragraph, which costs shall be mutually agreed upon by 4KEM and Company. All phonograph records created pursuant to this Paragraph and musical compositions created for use therein, shall be Intellectual Assets hereunder and shall be the sole and exclusive property of 4KEM and Company.

(d)  Company shall provide legal services in connection with the acquisition and/or creation of Company Intellectual Assets, the reasonable costs of which shall be Advances hereunder.

(e)   All of the Advances in accordance with this

Paragraph 14, shall be recoupable from all monies received in the United States by Company in accordance with Paragraph 5 above.

(f)  The parties acknowledge and agree that the amounts of the advances set forth in this Paragraph 14 are based on the costs of composing music in 2001-2002. The parties agree that at least every three (3) years during the Term, the parties shall discuss whether the Company’s advances for (i) musical compositions composed for the Shows and phonograph recordings that are set forth in this Paragraph 14 or have otherwise been adopted pursuant to the process set forth in this Paragraph 14 fairly reflect Company’s commitment to share the costs of creating the music and pay all the costs of creating any phonograph record. Company agrees that if 4KEM can demonstrate that the costs of creating musical compositions composed for the Shows or for the phonograph recordings materially increased, then the parties agree that the Advances to be paid by Company shall be increased to an amount agreed upon in good faith by the parties. In determining whether the Advances to be paid by Company pursuant to Paragraph 14(a) above are to be increased, there shall be factored into the attendant calculations the five (5%) percent of Composition/Record Gross Receipts paid to 4KEM pursuant to Paragraph 5(b) above i.e., if the sums paid to 4KEM pursuant to Paragraph 5(b) above defray any costs incurred by

4KEM above the amounts provided by Paragraph 14(a) above, there shall be no increase in the Advances payable pursuant to Paragraph 14(a) above. In the event an increase is determined to be in order, the revised amounts of Advances shall be deemed substituted for the amount of the Advances set forth in this Paragraph 14(a).

15.  As additional consideration to 4KEM hereunder, Company agrees that upon the commencement of the ninth year of the Term, and through the remainder of the Term, (but subject to Paragraph 18 below), 4KEM shall receive prospectively sixty-two and one-half (62.5%) percent of Composition Net Receipts and Company shall receive prospectively thirty-seven and one-half (37.5%) percent of Composition Net Receipts as opposed to the 50%/50% split that theretofore pertained and which shall pertain after the expiration of the Term.

16.  (a)   4KEM represents and warrants that:

(i) 4KEM is a Delaware corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

(ii) Neither the execution, delivery nor performance of this Agreement by 4KEM shall, with or without the giving of notice or passage of time, or both, conflict with, or result in a default or loss of rights under, any material agreement or understanding to which 4KEM or any of its affiliates is a party or by which it or any of its properties may be bound.

(iii) The execution, delivery and performance of this Agreement by 4KEM has been duly and properly authorized by all necessary corporate actions; and this Agreement constitutes a valid and binding obligation of 4KEM enforceable in accordance with its terms.

(iv) All of the Intellectual Assets contributed and to be contributed by 4KEM are and shall be original and shall not infringe upon any other work.

(v) All of the Intellectual Assets contributed and to be contributed by 4KEM are, and shall be free and clear of any unrecouped advances, claims, demands, actions, liens or encumbrances.

(vi) There are no suits, claims actions or other legal or administrative proceedings involving 4KEM, or the Intellectual Assets contributed by 4KEM, now pending or threatened, nor is there any basis therefore.

(vii) There are no existing administration, publishing or sub-publishing agreements that are currently in effect with respect to the Intellectual Assets contributed by 4KEM nor shall there be any with respect to Intellectual Assets to be contributed by 4KEM.

(viii) 4KEM exclusively owns and/or controls

throughout the universe the music publishing and sound recording rights in the following television series: (A) “Yu-Gi-Oh”, “Cubix” and “Tama and Friends.”

(ix) 4KEM has licensed a daily four (4) hour block of time from the FOX television network for the period of four broadcast seasons commencing with the 2002 – 2003 broadcast season during which time 4KEM may, and intends to, program up to seven (7) one-half hour series owned and/or controlled by 4KEM.

(b)  4KEM will use its best efforts to cause each distributor, broadcaster, licensee, licensor and subsequent owner of Shows containing Intellectual Assets to contractually undertake not to “strip” or replace or alter in any way the “M&E” (music and effects) tracks of such Shows, nor make any claims with respect thereto with any mechanical rights or performing rights organization; provided, however, that Company acknowledges that certain broadcasters outside of the United States (such as the Italian broadcaster Mediaset) require the right to substitute their own theme or title music for the theme or title music originally added to the Show by 4KEM and that 4KEM shall have the right to permit such broadcasters to substitute their theme or title music for the existing theme or title music where it is a condition precedent to having the property broadcast in that territory.

(c)  4KEM will use its best efforts to contractually require its distributors and licensors of Shows to provide:

(i)  the foreign language name of each of the

Shows as distributed in each country of the Territory; and

(ii)  the names of, and contact information with respect to, existing local sub-distributors in each country of the Territory as they may change from time to time; and

(iii)   the names of, and contact information with respect to, local film distributors and broadcasters with whom contracts have been entered into with respect to the Shows and the expiration dates of such contracts.

4KEM will upon its receipt of the foregoing supply Company, with all of the foregoing information. 4KEM will provide to Company, upon the execution hereof, to the extent it has not already done so, cue sheets and all other information and documentation with respect to all Shows containing existing Intellectual Assets and will similarly provide cue sheets, information and documentation with respect to all Shows containing future Intellectual Assets as they come into existence.

(iv)  4KEM shall upon the execution hereof furnish to Company, copies of all songwriter, co-publishing, artist, producer and other agreements necessary for the Company to perform its services with respect to the existing Intellectual Assets and shall supply same with respect to future Intellectual Assets promptly upon their creation or acquisition.

17.  Company represents and warrants that:

(a)  Company is a New York corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

(b   Neither the execution, delivery nor performance of this Agreement by Company shall, with or without the giving of notice or passage of time, or both, conflict with, or result in a default or loss of rights under, any material agreement or understanding to which Company or any of its affiliates is a party or by which it or any of its properties may be bound.

(c)  The execution, delivery and performance of this Agreement by Company has been duly and properly authorized by all necessary actions; and this Agreement constitutes the valid and binding obligation of Company enforceable in accordance with its terms.

(d)  All of the Company Intellectual Assets which may be contributed by Company shall be original and shall not infringe upon any other work.

(e)  All of the Company Intellectual Assets which may be contributed by Company shall be free and clear of any unrecouped advances, claims, demands, actions, liens or encumbrances.

(f)       There are no suits, claims, actions or other legal or administrative proceedings involving Company now pending or threatened, nor is there any basis therefore.

18.   (a) 4KEM hereby covenants and agrees that during the first seven (7) years of the term of this Agreement, 4KEM shall, on behalf of 4KEM and Company, create and/or acquire music publishing rights in no less than twelve (12) additional television series (including, “Ultraman,” “Ultimate Muscle,” “Kirby,” “Fighting Foodons” and “Teenage Mutant Ninja Turtles,” which shall be Shows hereunder and which shall contain at least twenty-six (26) episodes per television series in which approximately seventeen (17) minutes of original music per episode shall be Intellectual Assets hereunder. Company and 4KEM acknowledge that when such a television series attains a very large number of episodes, it deserves to be treated for the purpose of this paragraph, as more than a single television series, that is, a “Multiple Value Series.” 4KEM and Company agree that blocks of fifty two (52) episodes starting with one hundred four (104) such episodes should be determinative of when such a television series hereunder becomes a Multiple Value Series. Accordingly, it is agreed that when such a television series attains the following numbers of episodes, it becomes a

Multiple Value Series, the value of which is set forth below:

One hundred four (104) such episodes equals two (2) such television series;

One hundred fifty six (156) such episodes equals three (3) such television series;

Two hundred eight (208) such episodes equals four (4) such television series; and

Two hundred sixty (260) such episodes equals five (5) such television series, etc.

By way of clarification and illustration, such a television series that attains one hundred eighty two (182) such episodes, would only be counted as three (3) such television series.

(b)  If during the first seven (7) years of the Term, 4KEM fails to create musical compositions and/or acquire music publishing rights in no less than twelve (12) additional television series which shall be Shows hereunder and which shall contain at least twenty-six (26) episodes per television series in which approximately seventeen (17) minutes of original music per episode shall be Intellectual Assets hereunder, then Company’s sole remedy shall be for Company to receive one hundred percent (100%) of the Composition/Record Net Receipts until such time as the aggregate value of Company’s share of the Composition/Record Net Receipts and the Company’s administration fees pursuant to this Agreement equals Five Million ($5,000,000.00) Dollars. After the aggregate value of Company’s share of the Composition/Record Net Receipts and the Company’s administration fees pursuant to this Agreement equals Five Million ($5,000,000.00) Dollars, the Composition/Record Net Receipts shall be paid fifty percent (50%) to 4KEM and fifty percent (50%) to Company, (or if Paragraph 15 applies, the Composition/Record Net Receipts shall be paid sixty-two and one-half (62.5%) percent to 4KEM and thirty-seven and one-half (37.5%) percent to Company. If by the end of the Term of this Agreement, the aggregate value of Company’s share of Composition/Record Net Receipts and Company’s administration fees does not equal Five Million ($5,000,000.00) Dollars, this Agreement shall persist until such time as the aggregate value of Company’s share of Composition/Record Net Receipts and Company’s administration fees equals Five Million ($5,000,000.00) Dollars.

19.  4KEM warrants and represents that it shall use its best efforts to acquire one hundred (100%) percent of the music publishing rights and sound recording rights, including all copyrights and administration rights in and to the Shows and to cause all such rights to become Intellectual Assets hereunder.

20.   4KEM agrees to and does hereby indemnify, save and hold

Company harmless from and against any and all loss and damage (including, without limitation, reasonable attorneys’ fees and legal costs) arising out of or connected with any claim which is inconsistent with or a breach of any of the warranties, representations, covenants or agreements made by 4KEM in this Agreement. 4KEM agrees to reimburse Company on demand for any payments made by Company at any time after the date hereof with respect to claims covered by 4KEM’s indemnification obligation hereunder and that are properly reimbursable by the indemnifying party and for any loss or damage of any kind or nature incurred by Company with respect to any liability or claim to which the foregoing indemnity relates.

21.  Company agrees to and does hereby indemnify, save and hold 4KEM harmless from and against any and all loss and damage (including, without limitation, reasonable attorneys’ fees and legal costs) arising out of or connected with any claim which is inconsistent with or a breach of any of the warranties, representations, covenants or agreements made by Company in this Agreement. Company agrees to reimburse 4KEM on demand for any payments made by 4KEM at any time after the date hereof with respect to claims covered by Company’s indemnification obligation hereunder and that are properly reimbursable by the indemnifying party and for any loss or damage of any kind or nature incurred by 4KEM with respect to any liability or claim to which the foregoing indemnity relates.

22.  This Agreement shall be binding upon Company and 4KEM and their respective heirs, successors and permitted assigns. This Agreement sets forth the entire agreement between the parties and no modification, amendment, waiver, termination or discharge shall be binding unless confirmed by a written instrument duly signed by the party to be charged therewith. Neither this Agreement nor any of 4KEM’s rights hereunder are assignable by 4KEM, except as part of the sale of 4KEM’s parent company or of substantially all of its assets, without the prior written consent of Company and any attempted assignment by 4KEM not in compliance with this provision shall be null and void ab initio. Any third party thereby acquiring ownership or control of 4KEM shall be contractually prohibited from “stripping” the Compositions from any Shows or Intellectual Assets or placing music that is not a Composition upon any Recordings. Neither this Agreement nor any of Company’s rights hereunder are assignable by Company except as part of the sale of Company or substantially all of its assets, without the prior written consent of 4KEM and any attempted assignment by Company not in compliance with this provision shall be null and void ab initio. No waiver of any provision of, or default under this Agreement shall affect the parties’ rights thereafter to enforce such provisions. If any part of this Agreement shall be invalid or unenforceable, it shall not affect the validity of the balance of this Agreement.

23.  This Agreement is being entered into and shall be construed in accordance with the laws of the State of New York as if it were entered into and wholly executed in the State of New York. All judicial proceedings brought against a party with respect to this Agreement or any related document shall be brought in any state or federal court of competent jurisdiction in the County of New York in the State of New York and by its execution and delivery of this Agreement, each of the parties accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by overnight courier, to its notice address hereunder, such service to become effective five (5) business days after such mailing or on the next business day if sent by overnight courier. Nothing herein shall affect the right to serve process in any other manner permitted by law.

24.  All notices hereunder shall be in writing and shall be given in the same manner as set forth in Paragraph 11 hereof with respect to breaches of this Agreement. All such notices shall be deemed given when received.

25.  If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is prohibited, unenforceable or otherwise restricted, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

26.   Company agrees to keep the terms and conditions of this Agreement and the information disclosed to Company in the Schedules and in the agreements supplied to Company in connection with this Agreement and such Schedules (collectively “Confidential Information”)strictly confidential and shall not disclose such Confidential Information to any third party. Notwithstanding the foregoing, Company may disclose such Confidential Information or portions thereof to such persons within Company on a strict "need to know basis," and to Company’s attorneys, accountants and professional advisors who need to know such information it being understood that each such person shall be informed by Company of the confidential nature of such Confidential Information and shall be directed by Company not to disclose such Confidential Information. The term "Confidential Information" does not include any information which (i) is in the public domain prior to the time of disclosure or subsequently becomes part of the public domain through its disclosure by a person bound by the terms of this confidentiality provision (ii) is demonstrated by written or other tangible evidence to have been lawfully obtained by Company from a source other than 4Kids and Affiliates, provided that such source is not and was not bound by a confidentiality agreement with 4Kids and Affiliates.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Cherry Lane Music Publishing Company, Inc.

By:_________________________

FEDERAL I.D.#_______________
4Kids Entertainment Music, Inc.

By:_________________________
FEDERAL I.D.#_______________

For good and valuable consideration, 4Kids Entertainment, Inc., the owner of one hundred (100%) percent of the stock of 4Kids Entertainment Music, Inc. as an inducement to Cherry Lane Music Publishing Company, Inc. to enter into the above agreement and to perform its obligations thereunder does hereby guarantee the performance of 4Kids Entertainment Music, Inc. under said agreement and agrees to be bound by said agreement to the extent said agreement applies to 4Kids Entertainment, Inc.

4Kids Entertainment, Inc.

By:__________________________

EXHIBIT "A"

KNOW ALL MEN BY THESE PRESENT, that the undersigned 4Kids Entertainment Music, Inc., for good and valuable consideration does hereby sell, assign, transfer and set over unto Cherry Lane Music Publishing Company, Inc. (subject to the terms and conditions of that certain agreement between Cherry Lane Music Publishing Company, Inc. and 4Kids Entertainment Music, Inc. dated ___________) an undivided interest as set forth below in and to the copyrights and renewal copyrights and all extensions thereof for the entire universe in perpetuity in and to the following musical compositions:

PERCENT OF COPYRIGHT
ASSIGNED TO CHERRY LANE MUSIC
PUBLISHING	REGISTRATION
COMPOSITIONS	AUTHOR(S)	and DATE (if any) COMPANY, INC.

_______________________________________________________________

together with such portion of all the right, title and interest of the undersigned therein and thereto.

IN WITNESS WHEREOF, the undersigned has caused this assignment to be signed this _____ day of ____________, 200__.

                                                                         4Kids Music Entertainment, Inc.

By:____________________________

SCHEDULE I

THE COMPOSITIONS

Name	Publisher(s)and Shares	Writer(s)and Shares	Copyright Date and Registration Number (if any)

SCHEDULE II

THE RECORDINGS

Name	Owner(s)and Shares	Artist(s)and Shares	Producer(s)and Shares	Copyright Date and Registration Number (if any)